Company Contact: Simon Nynens Programmer's Paradise, Inc. President and Chief Executive Officer (732)-389-8950 simon.nynens@programmers.com

PROGRAMMER'S PARADISE, INC. REPORTS 2005 FOURTH QUARTER
FINANCIAL RESULTS

FOURTH QUARTER SALES INCREASE 35% INCOME FROM OPERATIONS
INCREASES 80%

SHREWSBURY, NJ, January 26, 2006 - Programmer's Paradise, Inc. (NASDAQ: PROG) today reported financial results for the fourth quarter ended December 31, 2005. The results will be discussed in a conference call to be held on Friday, January 27, 2006 at 10:00 AM Eastern time. The dial-in telephone number is (866) 206-6154 and the pass code is PROG.

Net sales for the quarter ending December 31, 2005 were $42.0 million compared with $31.0 million in the fourth quarter of 2004, a 35% increase. "This solid performance is the result of improved productivity of our account executive team at Programmer's Paradise, and increased account penetration in our Lifeboat Distribution group," said William H. Willett, Chairman.

Income from operations for the quarter ending December 31, 2005 was $1.1 million compared with $0.6 million in the fourth quarter of 2004 or an increase of 80%.

Net sales in 2005 increased 33% or $34.1 million to $137.7 million compared to $103.6 million in 2004. Income from operations for 2005 was $2.8 million compared to $2.2 million in 2004 or an increase of $0.6 million.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer of technical software and hardware. When it comes to software, Programmer's Paradise has it all. Programmer's Paradise is one of the most recognizable and memorable brands in developer marketing. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.

Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Simon Nynens, President & CEO of Programmer's Paradise, Inc. at (732) 389-8950 or simon.nynens@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash and cash equivalents	$7,369	$4,888
Marketable securities	7,884	6,595
Accounts receivable, net	21,185	14,173
Inventory - finished goods	1,956	1,423
Prepaid expenses and other current assets	688	673
Deferred income taxes, current	1,783	1,423
Total current assets	40,865	29,175

Equipment and leasehold improvements, net	434	303
Other assets	453	581
Deferred income taxes, net of current	2,516	2,855
Total assets	$44,268	$32,914

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$25,751	$15,994
Dividend payable	519	425
Total current liabilities	26,270	16,419

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	30,948	32,642
Treasury stock, at cost, 1,289,665 shares and 1,418,090 shares, respectively	(3,620)	(4,130)
Accumulated deficit	(9,570)	(12,223)
Accumulated other comprehensive income	187	153
Total stockholders' equity	17,998	16,495
Total liabilities and stockholders' equity	$44,268	$32,914

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (Unaudited)
(In thousands, except per share data)

			Three months ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$137,655	$103,582	$41,962	$31,022
Cost of sales	122,685	91,243	37,669	27,566
Gross profit	14,970	12,339	4,293	3,456
Selling, general and administrative expenses	12,203	10,173	3,139	2,814
Income from operations	2,767	2,166	1,154	642
Interest income, net	313	156	94	69
Realized foreign exchange gain (loss)	(13)	(44)	2	(48)
Income before income tax provision	3,067	2,278	1,250	663
Provision (benefit) for income taxes (Note 1)	414	(4,044)	(314)	(4,148)
Net income	$2,653	$6,322	$1,564	$4,811

Net income per common share - Basic	$0.67	$1.65	$0.39	$1.25

Net income per common share - Diluted	$0.61	$1.51	$0.36	$1.10

Weighted average common shares outstanding-Basic	3,976	3,828	3,995	3,854

Weighted average common shares outstanding-Diluted	4,384	4,180	4,362	4,357

Reconciliation to comprehensive income:
Net income	$2,653	$6,322	$1,564	$4,811
Other comprehensive income(loss), net of tax:
Unrealized gain (loss) on marketable securities	12	(22)	(2)	-
Foreign currency translation adjustments	22	97	-	71
Total comprehensive income	$2,687	$6,397	$1,562	$4,882

Note 1 - For the year ended December 31, 2004, the Company recorded a net deferred tax benefit in the amount of $4.1 million related to a reversal of a deferred tax asset valuation allowance. The Company believed at that time that uncertainty still existed regarding the realizability of certain deferred tax assets and, accordingly, established a $0.9 million valuation allowance. As a result of the Company's strong performance in 2005, the $0.9 million deferred income tax valuation allowance was eliminated by reducing the income tax provision for 2005.